SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [x]

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[ ] Preliminary Proxy Statement
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 [ ] Definitive Proxy Statement[
] Definitive Additional Materials
[ X] Soliciting Material Pursuant to ss. 240.14a-12

THE TOPPS COMPANY, INC.
 (Name of Registrant as Specified In Its Charter)

PEMBRIDGE VALUE OPPORTUNITY FUND LP
PEMBRIDGE CAPITAL MANAGEMENT LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Monday, May 16, 2005

PEMBRIDGE CAPITAL MANAGEMENT LLC ANNOUNCES
PROXY CONTEST FOR THE TOPPS COMPANY, INC.

        New York, NY – Pembridge Capital Management LLC (“Pembridge”) announced today that it has notified The Topps Company, Inc. (NASDAQ – TOPP) of its intent to present at Topps’ 2005 Annual Meeting and solicit proxies in favor of three nominees for the Board of Directors of Topps.

        The reasons for the nominations are that over the past five years the current Board of Directors have overseen the Company’s extremely poor operating performance, declining stock price, an inexcusable misuse of its balance sheet, poor corporate governance and the payment of egregious salaries and bonuses to executives at Topps in light of management’s inability to stem chronic declining revenue and earnings.

        Pembridge believes that its nominees, if elected to the Board, will immediately explore all strategic alternatives to maximize shareholder value, including the sale of all or part of the Company, a large special dividend or a significant share repurchase either in the open market or as part of a self tender offer.

        “Members of Topps’ Board of Directors have abdicated their responsibilities and it is time that they either resign or be removed by the shareholders,” said Timothy Brog, President of Pembridge. “We are committed to improving shareholder value for the benefit of all shareholders. It is clear from the chronic underperformance of the Company and the declining stock price, that the Board of Directors are clearly not getting the job done.”

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        PEMBRIDGE PRESENTLY INTENDS TO FILE A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO PEMBRIDGE’S SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE TOPPS COMPANY, INC. FOR USE AT THE 2005 ANNUAL MEETING. PEMBRIDGE STRONGLY ADVISES ALL TOPPS STOCKHOLDERS TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

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        Pembridge Capital Management LLC is the management company for Pembridge Value Opportunity Fund LP, a Delaware Limited Partnership.

CONTACT:
Timothy E. Brog
Pembridge Capital Management LLC
(212) 557-6143